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                                                                       Exhibit 8

                       [Letterhead of King & Spalding LLP]

                                 August 28, 2003

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, MD 20817

         Re:  Form S-3 Registration Statement

Ladies and Gentlemen:

         We have acted as counsel for Lockheed Martin Corporation (the "Company") in connection with the Registration Statement on Form S-3 filed by the Company on the date hereof with the Securities and Exchange Commission (the "Registration Statement") relating to the registration of $1,000,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033, and hereby confirm our opinion that the statements set forth in the Prospectus included in the Registration Statement under the caption "Material United States Federal Income Tax Considerations" insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of matters described therein in all material respects.

         We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ King & Spalding LLP